CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus Supplement of UPFC Auto Receivables Trust 2005-B Automobile Receivables Backed Notes, comprising part of the Registration Statement (No. 333-126118) of our report dated March 11, 2005 relating to the financial statements of XL Financial Assurance Ltd, which appears as Exhibit 99.2 in XL Capital Ltd’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Chartered Accountants

Hamilton, Bermuda
November 4, 2005